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                             Actual Cost Contract

            ACTUAL COST CONTRACT NO JOR3-CT98-0221 (DG 12 - WSNM )

The European Community ("the Community") represented by the Commission of the European Communities ("the Commission") represented by the Director General for DG XII Science, Research and Development or its authorized representative,

and

Laboratoires SORAPEC SA ("the Coordinator") ("SORAPEC") established in France,


Acumuladores Autosil SA, DirecqAo de Novos Produtos e Novas Tecnologias ("ACUMAU.NPNT") established in Portugal,

Transenergie SA ("TRANSEN") established in France,

Angewandte Solarenergie - ASE GmbH, Marketing and Sales ("ASOEN.MS") established in the Federal Republic of Germany,

Photowatt International SA, Research and Development Department
("PHOTOWATT.RD") established in France,

Shell Solar Energy B.V. (IISSEB") established in the Netherlands,

Commissariat A I'Energie Atomique, Direction des Reacteurs Nucleaires - Departement d'Etudes des Reacteurs, GENEC - Laboratoire de Valorisation Technologique ("CEA.DER.GEN") established in France,

(collectively "the Contractors') represented by their authorised representatives,

HAVE AGREED to a project called "Improvement of the storage process of electricity in remote photovoltaic installations (IMROVESTORE)" being carried out in the Non-Nuclear Energy research and technological development programme ("the Specific RTD Programme") according to the following provisions.


Article I - Scope

1.1 The Contractors shall carry out this contract jointly and severally towards the Commission for the work set out in Annex I ("the Project').
1.2  Subject to force majeure (including strikes, lockouts and other events
     beyond the reasonable    control of the Contractors), the Contractors
     shall use reasonable endeavours to achieve the    results intended for
     the Project and to fulfil the obligations of a defaulting Contractor. A Contractor shall not be liable to take action beyond its reasonable control or to reimburse money due from a defaulting Contractor unless it has contributed to the default. Measures to be taken in the event of force majeure shall be agreed between the contracting parties.


Article 2 - Duration

2.1 The Project shall last for 36 months from the first day of the month after the last signature of the contracting parties ("the Commencement Date').
2.2 The contract shall be completed on the date of the final payment due by the Commission.( "the Completion Date"). However, Articles 6, 17 and 24 of Annex 11 shall continue to apply after the Completion Date to the extent of any limitations specified in those Articles.

Article 3 - Allowable Costs and Financial Contribution (see Articles 18 to 20 of Annex 11)

3.1 The estimated allowable costs of the Project are 1,641,065 ECU (one million six hundred and forty-one thousand and sixty-five European Currency Units).
3.2 The Commission shall contribute up to and including 50% of the allowable full costs and/or, as appropriate, 100% of the additional costs up to 809,418 ECU (eight hundred and nine thousand four hundred and eighteen European Currency Units) of the Project.

     All money paid by the Commission under this contract shall be taken into account in calculating the Commission contribution paid to the Project and determining whether the Commission has fulfilled the requirements of this Article.

     The estimated apportionment between the participants in the Projectis set out in the table following the contract signatures.

     The amount of any indirect taxes, sales taxes or customs duties for any invoice or bill by a supplier exceeding ECU 2500 specific to the Project, and not.directly recoverable by the participant, may be reimbursed in addition to the Community contribution in conformity with arrangements implementing the Protocol on the Privileges and Immunities of the European Communities enabling the Commission to recover such amount from a Member State.

3.3  Except to any extent specified in Article 9, no entity established
     outside the Community or an   Associated State as defined by Article 1(5)
     of Annex II may receive Community finance under   this contract. Such
     financing, however, is allowed for the supply of materials or equipment,
     or   under the conditions of any approval for subcontracts in accordance with Article 3 of Annex II.


Article 4 - Payments by the Commission (see Article 23 of Annex 11)

The Commission shall pay its contribution for theProject in ECU as follows:

     - an advance of 202,354 ECU (two hundred and two thousand three hundred and fifty-four European Currency Units) within two months after the last signature of the contracting parties;
     - by instalments, each paid within two months after the approval of the respective periodic progress reports and corresponding cost statements. The advance and instalments shall not cumulatively exceed 90% of the maximum Commission contribution for theProject;
     - the balance of its total contribution due (a retention of 10%) within two months after the approval of the last report, document or other Project Deliverables specified in Annex I ("Project Deliverables") and the cost statement for the final period, as specified in Article 5.2.


Article 5 - Cost Statements (see Article 21 and Part D of Annex II)

5.1 Two signed cost statements shall be submitted through the Coordinator each 12 months from the Commencement Date.
5.2 The cost statements for the final period, incorporating adjustments for previous periods, shall be submitted not later than three months after the approval of the last report, document or other Project Deliverable following which no further costs shall be allowable for payments.


Article 6 - Reports (see Article 10 of Annex II)

Reports shall be submitted through the Coordinator in 3 copies in English as specified in Annex II.

The periodic reports are required as follows:
     -    progress reports each 6 months from the Commencement Date.


Article 7 - Ownership, Exploitation and Technology Transfer

Ownership, exploitation and the granting of licences or rights in respect of Foreground referred to in Article 1(18) of Annex II shall accord with Part B of Annex II.


Article 8 - Amendments

This contract including its annexes may be modified only by a written agreement by duly authorised representatives of the contracting parties.


Article 9 - Special Conditions

9.1  The Specific RTD Programme

There are no special conditions relating to the specific RTD Programme.

9.2  The Project

The following conditions shall apply to the Project:

     (a) For the purpose of this contract, the only Associated States are Iceland, Liechtenstein, and Norway, on the basis of the Agreement on the European Economic Area, and Israel, on the basis of the Agreement on scientific and technical cooperation concluded with the European Community on 25.03.96. If and when the agreement of the type referred to in Article 1(5) of Annex II currently being negociated with the Swiss Confederation is concluded, this country will automatically be considered as an Associated State with effect from the date of entry into force of that agreement.

     (b) In accordance with Article 3.2 of Annex II subcontracts may be concluded with the following major subcontractors for the parts of the work specified in Annex I:

- IED - Innovation Energie Developpement S.a.r.l. ("IED") established in France

- The said major subcontractors shall submit the summary cost statement specified in Part D of Annex II without supporting financial annexes.

(c) The project cannot be, in any circumstances, during the course of this contract and for a period of three years following the completion date or the termination of this contract, exchanged or made available to third parties other than those benefiting from access rights on such results pursuant to Articles 13 and 14 of Annex II hereof, without the written authorization of the Commission.

     (d) Pursuant to the provisions of Article 2.2 of Annex II to the contract, the Subcontractor responsible for managing and directing the Project will be IED, who will undertake the duties related to management and direction of the Project as described in AnnexI and as required by the contract. The maximum cost for these services rendered to the Contractors will be 55,000 ECU (fifty-five thousand European Currency Units).

     (e)  The following is added to Article 4 of the contract:

          1. The Commission undertakes to pay sums due pursuant to this contract within a maximum of 60 calendar days running from the date on which the Commission approves or should have approved the report(s) and/or any other Deliverable(s) due ("the approval date") to the date on which the Commission's account is debited.

          2. This payment period may be suspended by the Commission if it informs the Contractor(s) concerned, at any time within the period of 60 calendar days counting from the approval date, that the corresponding cost statement(s) (is) (are) not admissible either because the amount is not due or because the necessary supporting documents have not been produced or if the Commission sees the need for further checks. The payment period shall continue to run from the date on which the properly established cost statement(s) (is) (are) registered.

          3. Upon expiry of the time limit set in paragraph 1, and without prejudice to paragraph 2, the Contractor(s) concerned may, within two months of receiving the late payment, claim interest at the rate applied by the European Monetary Institute to its operations in ECU plus one and a half percentage points.

9.3 The special conditions in Article 9.1 and 9.2 prevail over all other provisions of this contract. If Annex I conflicts with any other provision of this contract, the latter shall prevail.


Article 10 -Applicable Law and Entry into Force

The law of France shall govern this contract which shall enter into force only after the last signature of the contracting parties.


Article 11 - Annexes


The Annexes forming an integral part of this contract are:

Annex I   -    Project Programme
Annex II  -    General Conditions

                              Done in Brussels,
                              in duplicate in the English language,
                              For the Commission,

For the Commission,


Signature:

For (insert acronym of the Coordinator/Contractor),

Name(s)   Serge Chavanni      Status: Director General      Date: 17 Nov 1998

Signatures'

/s/ Serge Chavanni